Exhibit 99.1

Liquidity Services’ Board Member, David A. Perdue, Jr., Resigns to Take Office with United States Senate

WASHINGTON, January 5, 2015 — Liquidity Services, Inc. (NASDAQ:LQDT), a global solution provider in the reverse supply chain with the world’s largest marketplace for business surplus, today announced the resignation of its Board of Directors member, David A. Perdue, Jr. Mr. Perdue’s resignation follows his election to the United States Senate and is effective as of December 31, 2014.

Mr. Perdue served on Liquidity Services’ Board since December 2009 and was a member of the Compensation Committee and Corporate Governance and Nominating Committee.

“We are excited for U.S. Senator elect David Perdue and his new role to help shape the future direction of our country,” said Bill Angrick, chairman and chief executive officer of Liquidity Services. “On behalf of our entire Board and employees, we thank David for his guidance and many contributions to Liquidity Services over the past five years and wish him the best in his new endeavor.”

About Liquidity Services, Inc.
Liquidity Services, Inc. (NASDAQ: LQDT) provides leading corporations, public sector agencies, and buying customers the world’s most transparent, innovative, and effective online marketplaces and integrated services for surplus assets. On behalf of its clients, Liquidity Services has completed the sale of over $5 billion of surplus assets in over 500 product categories, including consumer goods, capital assets, and industrial equipment. The company is headquartered in Washington, D.C. with global locations across the Americas, Europe, and Asia. Additional information can be found at: http://www.liquidityservices.com.

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Investor Relations Contact

Julie Davis

Senior Director, Investor Relations

julie.davis@liquidityservices.com

202.558.6234

Media Relations Contact

Sultana Ali

Director, Public Relations

sultana.ali@liquidityservices.com

202.467.5723